EXECUTION COPY

TRANCHE A TERM LOAN AGREEMENT

dated as of

January 28, 2005

NEXTEL COMMUNICATIONS, INC.,

NEXTEL FINANCE COMPANY

J.P. MORGAN SECURITIES INC.
and CITIGROUP GLOBAL MARKETS INC.,
as Joint Bookrunners and Co-Lead Arrangers

CITICORP USA, INC.,
as Syndication Agent

BARCLAYS BANK PLC,
THE ROYAL BANK OF SCOTLAND PLC,
and BANK OF AMERICA, N.A.,
as Co-Documentation Agents

THE BANK OF TOKYO-MITSUBISHI LTD.,
NEW YORK BRANCH,
as Managing Agent

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent

TRANCHE A TERM LOAN AGREEMENT

     TRANCHE A TERM LOAN AGREEMENT dated as of January 28, 2005 (this “Agreement”) among NEXTEL COMMUNICATIONS, INC. (“NCI”), NEXTEL FINANCE COMPANY (the “Borrower”) and the other RESTRICTED COMPANIES party hereto, the TRANCHE A TERM LOAN LENDERS party hereto and JPMORGAN CHASE BANK, N.A. (formerly known as JPMorgan Chase Bank), as Administrative Agent and Collateral Agent.

     NCI, the Borrower and the other Restricted Companies party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as Administrative Agent and Collateral Agent, are parties to a Second Amended and Restated Credit Agreement dated as of July 15, 2004 (as heretofore amended, the “Credit Agreement”).

     Section 2.01(c) of the Credit Agreement contemplates that at any time and from time to time prior to the Revolving Credit Termination Date, the Borrower may request that one or more Persons (which may include the Lenders under and as defined in the Credit Agreement) offer to enter into commitments to make Incremental Facility Term Loans under and as defined in said Section 2.01(c), subject to the conditions specified in said Section 2.01(c). The Borrower has now requested that $2,200,000,000 in aggregate principal amount of Incremental Facility Term Loans under said Section 2.01(c) be made available to it in a single series of term loans, the proceeds of which will be applied, together with other funds available to the Borrower, to the prepayment of the Tranche E Term Loans under the Credit Agreement. The Tranche A Term Loan Lenders (as defined below) are willing to make such loans on the terms and conditions set forth below and in accordance with the applicable provisions of the Credit Agreement and, accordingly, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

     Terms defined in the Credit Agreement are used herein as defined therein. In addition, the following terms have the meanings specified below:

     “Merger” means the merger of NCI with and into Merger Sub contemplated by the Merger Agreement.

     “Merger Agreement” means the Agreement and Plan of Merger dated as of December 15, 2004 by and among Sprint, NCI and Merger Sub.

     “Merger Sub” means S-N Merger Corp., a Delaware corporation, wholly owned by Sprint.

Tranche A Term Loan Agreement

     “Sprint” means Sprint Corporation, a Kansas corporation.

     “Tranche A Term Loan” means a Loan made pursuant to this Agreement which shall constitute a single Series of Incremental Facility Term Loans under Section 2.01(c) of the Credit Agreement.

     “Tranche A Term Loan Commitment” means, with respect to each Tranche A Term Loan Lender, the commitment of such Lender to make Tranche A Term Loans hereunder. The amount of each Tranche A Term Loan Lender’s Tranche A Term Loan Commitment is set forth opposite its name on the signature pages hereto. The aggregate original principal amount of the Tranche A Term Loan Commitments is $2,200,000,000.

     “Tranche A Term Loan Effective Date” means the date on which the conditions specified in Article IV are satisfied (or waived by the Required Tranche A Term Loan Lenders).

     “Tranche A Term Loan Lender” means (a) on the date hereof, a Lender whose signature is set forth below and (b) thereafter, the Lenders from time to time holding Tranche A Term Loan Commitments or Tranche A Term Loans after giving effect to any assignments thereof pursuant to Section 10.04 of the Credit Agreement.

ARTICLE II

TRANCHE A TERM LOANS

     Section 2.01. Commitments. Subject to the terms and conditions set forth herein and in the Credit Agreement, each Tranche A Term Loan Lender agrees to make Tranche A Term Loans to the Borrower on the Tranche A Term Loan Effective Date in an aggregate principal amount equal to such Tranche A Term Loan Lender’s Tranche A Term Loan Commitment and in accordance with Section 2.05 of the Credit Agreement. Proceeds of Tranche A Term Loans shall be used by the Borrower solely to prepay the outstanding principal amount of and accrued and unpaid interest on the Tranche E Term Loans. For the avoidance of doubt, the Tranche A Term Loans made pursuant to this Agreement constitute “Loans” under and as defined in the Credit Agreement and, to the extent not inconsistent with the terms hereof, the terms of the Credit Agreement are applicable to such Tranche A Term Loans in all respects.

     Section 2.02. Termination of Commitments. Unless previously terminated, the Tranche A Term Loan Commitments shall terminate after the Borrowing of the Tranche A Term Loans on the Tranche A Term Loan Effective Date.

Tranche A Term Loan Agreement

     Section 2.03. Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Tranche A Term Loan Lenders the principal of the Tranche A Term Loans in one installment on February 1, 2010.

     Section 2.04. Applicable Rate. The Applicable Rate for the Tranche A Term Loans means for any day, 0.00% with respect to any Base Rate Loan and 0.75% with respect to any Eurodollar Loan; provided that effective on and after the earlier of (i) the date the Merger Agreement is terminated and (ii) December 31, 2005, the Applicable Rate for Tranche A Term Loans will be automatically adjusted to the Applicable Rate for Revolving Credit Loans.

     Section 2.05. Status of Agreement. This Agreement constitutes an Incremental Facility Amendment, the Tranche A Term Loan Commitments of each Tranche A Term Loan Lender constitute Incremental Facility Term Loan Commitments and each Tranche A Term Loan Lender constitutes an Incremental Facility Loan Lender, in each case under and for all purposes of the Credit Agreement. The Tranche A Term Loans constitute a single “Series” of Incremental Facility Loans under Section 2.01(c) of the Credit Agreement.

     Section 2.06. Certain Consents. Each Tranche A Term Loan Lender (in its capacity as such and, to the extent that it holds Revolving Credit Loans at the time any such amendment is executed, also in its capacity as a Revolving Credit Lender) hereby authorizes the Administrative Agent to execute and deliver an amendment to the Credit Agreement, in a form to be determined by the Administrative Agent, that would, effective upon the consummation of the Merger, amend the definition of “Change in Control” set forth in Section 1.01 of the Credit Agreement to read in its entirety as follows (and agrees that no Change in Control shall occur under the Credit Agreement as a result of the Merger or any of the other transactions contemplated in the Merger Agreement):

     “Change in Control” means any of the following: (a) any of the Restricted Companies ceasing to be a subsidiary of NCI (other than pursuant to a sale, transfer or other disposition of property permitted under this Agreement or to which the Required Lenders shall have consented), or NCI ceasing to be a Wholly Owned Subsidiary of Sprint, (b) the occurrence of a “Change of Control” under and as defined in the Public Note Indentures, or any other similar event (howsoever defined) requiring the prepayment, redemption or offer to repurchase of any Material Indebtedness, or capital stock with a value of $50,000,000 or more, other than as a result of the Merger or any of the other transactions contemplated in the Merger Agreement (unless by reason of a modification of the Merger Agreement after the date of execution thereof, the Merger and such other transactions are restructured in a manner that would result in such a “Change of Control”), (c) any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than Sprint or one or more of its Wholly Owned Subsidiaries, shall acquire or own, directly or indirectly, beneficially or of record, shares representing more than 50% of the ordinary voting power represented by the issued and outstanding

Tranche A Term Loan Agreement

voting capital stock of NCI, (d) a majority of the seats (other than vacant seats) on the board of directors of Sprint shall be occupied by Persons who were neither (i) nominated by the board of directors of Sprint nor (ii) appointed by directors so nominated or (e) any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) shall acquire or own, directly or indirectly, beneficially or of record, shares representing more than 50% of the ordinary voting power represented by the issued and outstanding voting capital stock of Sprint.

ARTICLE III

REPRESENTATION AND WARRANTIES; NO DEFAULTS

     NCI and each Restricted Company represents and warrants to the Lenders and the Agents, as to itself and each of its subsidiaries that, after giving effect to the provisions hereof, (i) each of the representations and warranties set forth in Article IV of the Credit Agreement is true and correct on and as of the date hereof as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty is true and correct as of such specific date) and as if each reference therein to the Credit Agreement or Loan Documents included reference to this Agreement and (ii) no Default or Event of Default has occurred and is continuing.

ARTICLE IV

CONDITIONS

     The obligations of the Tranche A Term Loan Lenders to make the Tranche A Term Loans is subject to the conditions precedent that each of the following conditions shall have been satisfied (or waived by the Required Tranche A Term Loan Lenders):

     (a) Counterparts of Agreement. The Administrative Agent (or Special Counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission or pdf copy by email of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

Tranche A Term Loan Agreement

     (b) Opinion of Counsel to Credit Parties. The Administrative Agent (or Special Counsel) shall have received a favorable written opinion (addressed to each Agent and the Tranche A Term Loan Lenders and dated the Tranche A Term Loan Effective Date) of Jones Day, counsel to the Credit Parties, covering such matters relating to the Credit Parties or this Agreement as either Agent shall request (and each Credit Party hereby requests such counsel to deliver such opinion). To the extent deemed appropriate by the Restricted Companies, internal corporate matters in such opinion (such as due incorporation and the like) may be rendered in a separate opinion from the General Counsel of NCI.

     (c) Opinion of Special Counsel. The Administrative Agent shall have received a favorable written legal opinion (addressed to each Agent and the Tranche A Term Loan Lenders and dated the Tranche A Term Loan Effective Date) of Special Counsel, substantially in the form of Annex 1 (and each Agent hereby requests such counsel to deliver such opinion).

     (d) Corporate Matters. The Administrative Agent (or Special Counsel) shall have received such documents and certificates as either Agent or Special Counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the Borrowings hereunder and any other legal matters relating to the Credit Parties, the Credit Agreement or this Agreement, all in form and substance reasonably satisfactory to each Agent.

     (e) Notes. The Administrative Agent (or Special Counsel) shall have received for each Tranche A Term Loan Lender that shall have requested a promissory note at least one Business Day prior to the Tranche A Term Loan Effective Date, a duly completed and executed promissory note for such Lender.

     (f) Fees and Expenses. J.P. Morgan Securities Inc. shall have received all fees and other amounts due and payable on or prior to the Tranche A Term Loan Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

     (g) Prepayment of Tranche E Term Loans. The principal of and interest on and all other amounts (including any amounts payable under Section 2.14 of the Credit Agreement) owing in respect of the Tranche E Term Loans shall have been (or shall be concurrently) prepaid in full from funds available to the Borrower and the proceeds of the Tranche A Term Loans.

     (h) Additional Conditions. Each of the conditions precedent set forth in Section 5.02 of the Credit Agreement to the making of Tranche A Term Loans on the Tranche A Term Loan Effective Date shall have been satisfied, and the Administrative Agent (or Special Counsel) shall have received a certificate to such effect, dated the Tranche A

Tranche A Term Loan Agreement

Term Loan Effective Date and signed by the President, Executive Vice President, Senior Vice President, a Vice President or a Financial Officer of the Borrower.

ARTICLE V

MISCELLANEOUS

     SECTION 5.01. Expenses. The Credit Parties jointly and severally agree to pay, or reimburse J.P. Morgan Securities Inc. for paying, all reasonable out-of-pocket expenses incurred by J.P. Morgan Securities Inc. and its Affiliates, including the reasonable fees, charges and disbursements of Special Counsel, in connection with the syndication of the Incremental Facility Loans provided for herein and the preparation of this Agreement.

     SECTION 5.02. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when this Agreement shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or pdf copy by email shall be effective as delivery of a manually executed counterpart of this Agreement.

     SECTION 5.03. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

     SECTION 5.04. Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Tranche A Term Loan Agreement

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NEXTEL COMMUNICATIONS, INC.

By:	/s/ Richard S. Lindahl

Name: Richard S. Lindahl
Title: Vice President and Treasurer

RESTRICTED COMPANIES

NEXTEL FINANCE COMPANY

By:	/s/ Richard S. Lindahl

Name: Richard S. Lindahl
Title: Vice President and Treasurer

BOOST MOBILE, LLC

By:	/s/ Richard S. Lindahl

Name: Richard S. Lindahl
Title: Assistant Treasurer

Tranche A Term Loan Agreement

FCI 900, Inc.
NEXTEL BOOST OF CALIFORNIA, LLC
NEXTEL COMMUNICATIONS OF THE MID-ATLANTIC, INC.
NEXTEL OF CALIFORNIA, INC.
NEXTEL LICENSE ACQUISITION CORP.
NEXTEL LICENSE HOLDINGS 1, INC.
NEXTEL LICENSE HOLDINGS 2, INC.
NEXTEL LICENSE HOLDINGS 3, INC.
NEXTEL LICENSE HOLDINGS 4, INC.
NEXTEL LICENSE HOLDINGS 5, INC.
NEXTEL OF NEW YORK, INC.
NEXTEL OPERATIONS, INC.
NEXTEL OF PUERTO RICO, INC.
NEXTEL SOUTH CORP.
NEXTEL OF TEXAS, INC.
NEXTEL SYSTEMS CORP.
NEXTEL WEST CORP.
NEXTEL WEST SERVICES, LLC
NEXTEL BOOST OF THE MID-ATLANTIC, LLC
NEXTEL TECHNOLOGY LABORATORIES, LLC
NEXTEL BOOST OF NEW YORK, LLC
NEXTEL RETAILS STORES, LLC
NEXTEL BOOST SOUTH, LLC
NEXTEL BOOST OF TEXAS, LLC
NEXTEL BOOST WEST, LLC

By:	/s/ Richard S. Lindahl

Name: Richard S. Lindahl
Title: Vice President and Treasurer

Tranche A Term Loan Agreement

JPMORGAN CHASE BANK, N.A., formerly known JPMORGAN CHASE BANK, Individually, as Administrative Agent and Collateral Agent

By:	/s/ Marian N. Shulman

Name: Marian N. Shulman
Title: Managing Director

Tranche A Term Loan Agreement

CITICORP USA, INC.

By:	/s/ Judith Green

Name: Judith Green
Title: Vice President

Tranche A Term Loan Agreement

BARCLAYS BANK PLC

By:	/s/ Eric Chilton

Name: Eric Chilton
Title: Managing Director

Tranche A Term Loan Agreement

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Andrew M. Wynn

Name: Andrew M. Wynn Title: Senior Vice President

Tranche A Term Loan Agreement

BANK OF AMERICA, N.A.

By:	/s/ Todd Shipley

Name: Todd Shipley
Title: Senior Vice President

Tranche A Term Loan Agreement

THE BANK OF TOKYO-MITSUBISHI LTD., NEW YORK BRANCH

By:	/s/ Linda Tam

Name: Linda Tam
Title: Authorized Signatory

Tranche A Term Loan Agreement

ANNEX 1

[Form of Opinion of Special Counsel to the Agents]

                                                [Date]

To the Tranche A Term Loan Lenders
     and the Agents party to the Tranche A
     Term Loan Agreement and
     Credit Agreement referred to below

Ladies and Gentlemen:

     We have acted as special New York counsel to the Administrative Agent and Collateral Agent under the Tranche A Term Loan Agreement dated as of January ___, 2005 (the “Tranche A Term Loan Agreement”) among Nextel Communications, Inc. (“NCI”), Nextel Finance Company (the “Borrower”) and the other Restricted Companies named therein, the Tranche A Term Loan Lenders party thereto (the “Tranche A Term Loan Lenders”), and JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as Administrative Agent and Collateral Agent (the “Collateral Agent”), which Tranche A Term Loan Agreement is being entered into pursuant to Section 2.01(c) of the Second Amended and Restated Credit Agreement dated as of July 15, 2004 (the “Credit Agreement”) among NCI, the Borrower and the other Restricted Companies party thereto, the lenders party thereto and the Administrative Agent and Collateral Agent. Terms defined in the Tranche A Term Loan Agreement and Credit Agreement are used herein as defined therein. This opinion is being delivered pursuant to clause (c) of Article IV of the Tranche A Term Loan Agreement.

     In rendering the opinions expressed below, we have examined the following agreements, instruments and other documents:

     (a) the Tranche A Term Loan Agreement; and

     (b) the Credit Agreement.

The agreements, instruments and other documents referred to in the foregoing lettered clauses are collectively referred to as the “Credit Documents”.

     In our examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Credit Documents.

     In rendering the opinions expressed below, we have assumed, with respect to all of the documents referred to in this opinion letter, that:

(i)	such documents have been duly authorized by, have been duly executed and delivered by, and (except to the extent set forth in the opinions below as to the Credit Parties) constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents;

(ii)	all signatories to such documents have been duly authorized;

(iii)	all of the parties to such documents are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents; and

(iv)	the Tranche A Term Loan Agreement has become effective in accordance with the provisions of Section 5.02 thereof.

     Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that each of the Credit Documents constitutes the legal, valid and binding obligation of each Credit Party party thereto, enforceable against such Credit Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of the Credit Documents is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

     The foregoing opinions are subject to the following comments and qualifications:

     (A) The enforceability of Section 10.03 of the Credit Agreement may be limited by (i) laws rendering unenforceable indemnification contrary to Federal or state securities laws and the public policy underlying such laws and (ii) laws limiting the enforceability of provisions exculpating or exempting a party, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

     (B) Clause (iii) of the second sentence of Section 3.02 of the Credit Agreement may not be enforceable to the extent that the Guaranteed Obligations (as defined in the Credit Agreement) are materially modified.

     (C) The enforceability of provisions in the Credit Documents to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

     (D) We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than the State of New York) that limit the interest, fees or other charges such Lender may impose for the loan or use of money or other credit, (ii) the last sentence of Section 2.16(d) of the Credit Agreement, (iii) Section 3.06 of the Credit Agreement, (iv) the first sentence of Section 10.09(b) of the Credit Agreement, insofar as such sentence relates to the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Loan Documents and (v) the waiver of inconvenient forum set forth in Section 10.09(c) with respect to proceedings in the United States District Court for the Southern District of New York.

     (E) We express no opinion as to the applicability to the obligations of any Restricted Company (or the enforceability of such obligations) of Section 548 of the United States Bankruptcy Code, Article 10 of the New York Debtor and Creditor Law or any other provision of law relating to fraudulent conveyances, transfers or obligations or of the provisions of the law of the jurisdiction of incorporation of any Restricted Company restricting dividends, loans or other distributions by a corporation for the benefit of its stockholders.

     The foregoing opinions are limited to matters involving the Federal laws of the United States and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction. We express no opinion herein as to the applicability to, or effect upon, the transactions contemplated by the Credit Documents with respect to matters governed by (i) the Federal Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder by the FCC or (ii) any PUC which on the date hereof is entitled to exercise jurisdiction over the Credit Parties.

     At the request of our client, this opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person (other than your successors and assigns as Lenders and Persons that acquire participations in your extensions of credit under the Credit Agreement) without our prior written consent.

Very truly yours,

RJW/WJM